NEWS RELEASE

FOR IMMEDIATE RELEASE

For:

GeoResources, Inc.

Contact:

Cathy Kruse

P. O. Box 1505

Telephone:

(701) 572-2020

Williston, ND 58802

ir@geoi.net

GEORESOURCES, INC. ANNOUNCES MERGER AGREEMENT WITH SOUTHERN BAY OIL & GAS AND CHANDLER ENERGY, CREATING A LARGER COMPANY WITH ASSETS IN THE ROCKIES AND ONSHORE GULF OF MEXICO

WILLISTON, ND and HOUSTON, TX (PR Newswire) – September 14, 2006 – GeoResources, Inc., (NASDAQ: GEOI), today announced that its Board of Directors approved a definitive merger agreement with Southern Bay Oil & Gas, L.P. and Chandler Energy, LLC. In the proposed transaction, the total purchase price is approximately $78 million and will be paid through the issuance of 8,263,000 shares of GeoResources common stock for 100% of the partnership interests of Southern Bay Oil & Gas, L.P. and 1,931,000 shares of GeoResources common stock for 100% of the outstanding membership interests of Chandler Energy, LLC.

The proposed transactions would create a combined entity with assets in the Williston Basin, the Rocky Mountains and the Gulf Coast. Pro forma reserves for the proposed combined entity at June 30, 2006 were approximately 8.1 million barrels of oil equivalent (BOE), 74% proved developed, with daily production of approximately 1,500 BOE.  The terms of the transactions also involve Southern Bay and Chandler committing additional capital contributions of approximately $20 million to finance initial expansion plans of the combined entity, as well as offers by GeoResources to purchase certain working interests in one of Chandler’s Colorado projects.

Subject to completion of due diligence and approval of the combination by the shareholders of GeoResources, the partners of Southern Bay and the members of Chandler Energy, the companies believe the transactions could close in late 2006 or during the first quarter of 2007.  No assurances can be made that the transactions will be completed within these estimated periods of time.

Upon closing, Frank A. Lodzinski, President and Chief Executive Officer of Southern Bay Oil & Gas, L.P., would assume the role of Chief Executive Officer, President and Director of GeoResources; Collis P. Chandler, III, President of Denver-based Chandler Energy, LLC, would serve as Executive Vice President and Director; and Jeffrey P. Vickers, President of GeoResources, would serve as Vice President, Williston Basin Exploration and Development.  The composition of the GeoResources’ board of directors, including to-be-named directors, will meet the independence requirements of NASDAQ regarding directors, with four directors to be named by Southern Bay, two directors to be named by Chandler and one director to be named by GeoResources.  Upon completion of the transactions, the parties anticipate that GeoResources’ headquarters would relocate to Houston, and the Company will have operating offices in Williston and Denver.

Management Comments

Jeffrey P. Vickers, President of GeoResources, said: “This transaction will benefit our current shareholders by diversifying our holdings, creating a larger entity with more access to capital and a larger inventory of development opportunities. The Southern Bay properties will add both oil and gas production and reserves on the Texas and Louisiana Gulf Coasts. The Chandler properties will add primarily gas production and reserves in Rocky Mountains. These transactions give GeoResources a more balanced reserve base with 38% natural gas, a geographically diverse asset base and the experienced personnel to help us exploit our opportunities.”

Frank A. Lodzinski, President and Chief Executive Officer of Southern Bay Oil & Gas, L.P. said: “This is a great opportunity to combine our Gulf Coast assets with long-lived Rocky Mountain oil and gas assets and provide us exposure to a new core area.  The larger entity will be better positioned to increase its assets through the acquisition of producing properties and exploitation of its prospects with the experienced people we will have in each of our core areas.”

About GeoResources, Inc.

GeoResources, Inc., a Williston, North Dakota-based natural resources company, is engaged primarily in oil and gas exploration and production and oil and gas drilling.  For more information visit the company’s website at www.geoi.net.

About Southern Bay Oil & Gas L.P.

Southern Bay Oil & Gas, L.P. is headquartered in Houston, Texas. Southern Bay and its subsidiaries own and operate producing oil and gas properties on the Texas and Louisiana Gulf Coast, and in the Permian Basin in Texas.  Southern Bay and its affiliates also conduct oil and gas exploration operations in these geographic areas.  For more information visit the company’s website at www.southernbayenergy.com.

About Chandler Energy, LLC

Chandler Energy, LLC is a Denver, Colorado based oil and gas exploration and production company with operations in the Rocky Mountains and Michigan.

Forward-Looking Statements

Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as "may," "will," "expect," "anticipate," "estimate" or "continue," or comparable words.  GeoResources cannot make any assurances that the agreement referenced in this release will close.  In addition, all statements other than statements of historical facts that address activities that the company expects or anticipates will or may occur in the future are forward-looking statements.  Readers are encouraged to read the SEC reports of the Company, particularly its Form 10-KSB for the Fiscal Year Ended December 31, 2005, for meaningful cautionary language disclosure.